Illumina Announces $100 Million Share Repurchase Program

San Diego, Calif., November 25, 2009 – Illumina, Inc. (NASDAQ:ILMN) today announced that its Board of Directors has approved a new stock repurchase program, authorizing the Company to repurchase in the aggregate up to $100 million of its outstanding common stock. The $75 million share repurchase program originally announced on August 24, 2009 has recently been completed.

“Considering the strength of our balance sheet and our prospects for continued strong cash generation from our operations, this repurchase program is an effective means to return value to our shareholders,” said Jay Flatley, Illumina’s President and Chief Executive Officer.

Under the program authorized by its Board of Directors, shares may be purchased either through open market purchases or under a 10b5-1 trading program. The purchases will be funded from existing cash balances.

A trading program under Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or self-imposed trading blackout periods. A broker selected by Illumina will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan.

About Illumina
Illumina is a leading developer, manufacturer, and marketer of next-generation life science tools and integrated systems for the large scale analysis of genetic variation and biological function. We provide a comprehensive line of proprietary products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, academic institutions, agriculture and livestock companies, pharmaceutical companies, clinical research organizations and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function that will enhance drug discovery and clinical research, allow diseases to be detected earlier and permit better choices of drugs for individual patients.

Use of Forward Looking Statements
This release contains information about our financial outlook and other forward-looking statements that involve risks and uncertainties. These forward-looking statements are made based on our expectations as of the date of this release and may differ materially from actual future events or results. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our BeadArray™, VeraCode®, and Solexa® technologies and to deploy new sequencing, gene expression, and genotyping products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and reagents technology, and (iii) reductions in the funding levels to our primary customers, including as a result of the timing and amount of funding provided by the American Recovery and Reinvestment Act of 2009, together with other factors detailed in our filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any obligation to and do not intend to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.

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CONTACT:

Investors:	Peter J. Fromen Senior Director Investor Relations 858.202.4507 pfromen@illumina.com